Exhibit 99.1
Cruisestock, Inc. Shareholders Approve 7 for 1 Forward Stock Split Among Other Items At Special Shareholders Meeting
Also, Change Of Company Name And State Domicile Along With Election of Board Of Directors And Approval of the Company’s 2007 Incentive Stock Option Plan
TAMPA, FL June 26, 2007- Cruisestock, Inc. (“CSSK” or the “Company”) (OTCBB:CSSK) through its Chairman/CEO, Michael Nole, today announced the results of a Special Shareholders meeting held June 21, 2007 in Tampa Florida. The following actions were all adopted and approved:
1.	Proposal to elect the following two nominees as Directors: Michael Nole and Bryan McGuire.

2.	Proposal to approve the “Redomestication” of the Company into Florida, which will be accomplished by merging (the “Merger”) the Company into its newly-formed, wholly-owned Florida subsidiary named Brookside Technologies Holding Corp., with the Florida subsidiary corporation being the survivor in the Merger (the “Surviving Company”).

3.	Proposal to approve a forward split of the Company’s shares of common stock concurrently with the effectiveness of the Redomestication on a ratio of 7 for 1.

4.	Proposal to approve the articles of incorporation for the Surviving Company.

5.	Proposal to approve the Company’s 2007 Incentive Stock Option Plan, which was approved by the Company’s board of directors on April 19, 2007.
It is currently anticipated that the Redomestication and forward stock split will become effective at the opening of the market on July 6, 2007. Upon the effectiveness of the Merger, the Company’s name will become Brookside Technologies Holding Corp. and the Company will receive a new stock ticker symbol.
Mike Nole Chariman/CEO stated; “I am happy to report that all the above items, many of which were just ‘final steps’ in bringing Brookside public, have now been approved and will shortly be completed.” Nole went on to say; “Things are moving along smoothly and rapidly on the acquisition of US Voice and Data (“USVD”) which was noticed as a Letter of Intent in our recent SEC 8K filing. We still can make no assurances that the acquisition will be successfully consummated. However, I anticipate to be able to update the shareholders on this event shortly”.
About Cruisestock, Inc.
Cruisestock, Inc., whose name will be changed shortly to Brookside Technologies Holding Corp., is a holding company whose goal is to consolidate through mergers, acquisitions and asset purchases of like companies looking to capitalize on the highly specialized market of providing turnkey converged voice and data solutions for companies of all sizes and types.
Current Subsidiary

Brookside Technology Partners (TEXAS)
Brookside Technology Partners, Inc. (“Brookside”), headquartered in Austin, Texas, is a provider and global managed service company specializing in selling, designing, analyzing and implementing converged Voice over IP (VoIP), data and wireless business communications systems and solutions for commercial and state/government organizations of all types and sizes. Brookside is a leading VoIP reseller and professional services vendor with over 300 BCM installations that have various forms of networked or VoIP functionality. More information on Brookside can be found at the Brookside website at http://www.brooksideus.com.
Forward-Looking Statement: Except for factual statements made herein, the information contained in this press release consists of forward-looking statements that involve risks and uncertainties, including the uncertainties related to the USVD acquisition, the effect of changing economic conditions, customer acceptance of products and other risks and uncertainties, including those risks set forth in Cruisestock’s Form 8-K filed on February 27, 2007 with the SEC. Such forward-looking statements are not guarantees of performance, and Cruisestock and Brookside results could differ materially from those contained in such statements. These forward-looking statements speak only as of the date of this release, and Cruisestock and Brookside undertake no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.
Contact:
Cruisestock, Inc., Tampa
Michael Nole, CEO, 813-342-0337
or
Bryan McGuire, CFO, 813-865-6333